Exhibit 99.1

TARGET LOGISTICS, INC. ANNOUNCES CONVERSION OF PREFERRED SHARES INTO COMMON STOCK

Contact:
Paul G. Henning
Cameron Associates
212 554 5462
phenning@cameronassociates.com

Baltimore, Maryland- March 23, 2006 - Target Logistics, Inc. (OTC BB: TARG), a domestic and international freight forwarder and logistics provider, today announced that the company had completed the conversion of all of the outstanding shares of its Class C 10% Convertible Preferred Stock into shares of Target Logistics’ Common Stock.

Since July 1, 2005, 197,000 shares of Class C Preferred Stock have been converted into 1,970,000 shares of Common Stock, increasing Target’s public float to approximately 6.5 million Common shares, which represents an increase of approximately 42%. The fully diluted share count remains the same as the conversion had already been calculated in the total. With the conversion of all outstanding shares of the Class C Preferred Stock, the company has also eliminated the 10% dividend on the Class C Preferred shares, which totaled $196,602 for the Company’s year ended June 30,2005.

As previously reported, the Board of Directors had called for the redemption of all of the 142,000 outstanding shares of the Registrant’s Class C 10% Convertible Preferred Stock on February 19, 2005. The outstanding shares were callable for redemption after the last sale price of Target’s common stock had been at least $2.50 for 20 consecutive trading days.

“We are pleased to have taken another important step in our company’s progression,” said Stuart Hettleman, Chairman and Chief Executive Officer. “We believe that our continuing solid performance over 13 consecutive quarters is beginning to be better reflected in the market price of our shares, allowing us to strengthen our capital structure, increase the public float and improve our liquidity. “

Target Logistics, Inc. provides domestic and international time definite freight forwarding and logistics services through its wholly owned subsidiary, Target Logistic Services, Inc. Target has a network of offices in 34 cities throughout the United States and a worldwide agent network with coverage in over 70 countries. Its freight forwarding services include arranging for the total transport of customers' freight, including providing door to door service, distributions and reverse logistics.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Although Target Logistics believes that the expectations reflected in such forward-looking statements are reasonable, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projections.